                                                                  EXHIBIT 10(ff)

                                   BBN PLANET
                           SERVICE PROVIDER AGREEMENT
                              (DOMESTIC - BRONZE)
                                 (JANUARY 1996)

This Agreement (the "Agreement") made this __ day of August, 1996 is entered into by and between BBN Planet Corporation, a Massachusetts corporation, with principal offices at 150 CambridgePark Drive, Cambridge, MA 02140, U.S.A. ("BBN Planet") and Mindspring Enterprises, Inc., a Delaware corporation, with principal offices at 1430 W. Peachtree St., Suite 400, Atlanta, GA 30309 ("Service Provider" or "SP").

1. SERVICES

        (a) Internet Connection Service. BBN Planet shall provide Service Provider with the Internet connection service described in Attachment 1, Part A (the "Internet Connection Service") subject to the terms and conditions of this Agreement and any amendments or attachments which may then be in effect.

        (b) Changes The capabilities and services available through the Internet as a whole regularly change and expand. In order to improve and adapt the Internet Connection Service to these changing conditions, BBN Planet may add, delete or change the Internet Connection Service, at its sole discretion, by providing thirty (30) days prior written notice; provided, however, BBN Planet shall not change the price during the Service Period (as defined in Attachment 1). In the event that BBN Planet makes a material change to the Internet Connection Service which SP elects not to accept, SP may terminate this Agreement as provided for in Subsection 11(b) below.

2. PERMITTED USE

        (a) Internal Use/Third Party Access. Subject to the terms and conditions set forth herein, BBN Planet authorizes SP:

                (i) to use the Internet Connection Service for its internal business purposes;

                (ii) to provide access to the Internet Connection Service to customers of SP located in the United States for such customers internal personal or business use ("End User Customers"); and

                (iii) to permit customers of SP ("Reseller Customers") to
                      provide access to the Internet Connection Service to its customers located in the United States for such customers internal personal or business use (together, End User Customers and Reseller Customers are called "SP Customers").

        (b) Non-Exclusive Arrangement. SP acknowledges and understands that this is a non-exclusive arrangement and nothing herein shall preclude BBN Planet from providing Internet Connection Service or related services to any third party, or from authorizing third parties to make Internet Connection Service available to their customers.

3. TERM

   The term of the Agreement shall extend so long as any Attachment to this Agreement remains in effect and BBN Planet is providing Internet Connection Service.

4. PRICE, PAYMENT AND TAXES

        (a) Price. The price for Internet Connection Service shall be set forth in Section C of the Attachment then in effect.

        (b) Invoices and Payment. BBN Planet will submit invoices to SP as provided for in the Attachment then in effect. Payment shall be made in U.S. dollars and is due net thirty (30) days from date of invoice.

        (c)     Taxes. Prices payable by SP to BBN Planet under this

                 Agreement are exclusive of any tax, levy, customs duty, import tax or similar governmental charge that may be assessed by any jurisdiction whether based on gross revenue or delivery of services, except for net income taxes assessed on BBN Planet. All such taxes are the responsibility of SP.

5. TRADEMARKS/PUBLICITY

        (a) Use of BBN Planet's Name and Trademarks. All trademarks, service marks and trade names identifying BBN Planet or BBN Planet products or services (the "Marks") are the exclusive property of BBN Planet. SP shall take no action which jeopardizes the Marks. SP shall not use a Mark or the name of BBN Planet in any advertising, promotional material, or public announcement without the prior written approval of BBN Planet.

        (b) Use of SP's Name. SP acknowledges that use of the Internet Connection Service will require that BBN Planet include SP's name in registrations and administrative filings which are available to the public. In addition, SP agrees that BBN Planet may include SP's name in BBN Planet marketing brochures and literature and indicate that SP is a BBN Planet customer.

6. CONTENT RESPONSIBILITY AND INTERNET SERVICE USE RESTRICTIONS

   SP acknowledges and agrees that it is solely responsible for the Content of its transmissions which pass through the Internet Connection Service. SP also agrees it will not use the Internet Connection Service:

                 (i)       for illegal purposes
                 (ii) to transmit threatening, obscene or harassing materials, or
                 (iii) to interfere with or disrupt other network users, network services or network equipment.

   Disruptions include, but are not limited to, distribution of unsolicited advertising or chain letters, propagation of computer worms or viruses, and using the network to make unauthorized entry into any other machine accessible via the network.

7. CUSTOMER FLOWDOWN PROVISIONS

        (a) End User Customer. Prior to providing access to the Internet Connection Service to an End User Customer, SP shall enter into written agreements with SP Customers in which each such SP Customer agrees to the same provisions which SP has agreed to in Section 6 above as well as the additional provisions set forth in Schedule A - Flowdown Provisions.

        (b) Reseller Customers In the case of Reseller Customers, SP shall enter into a written agreement with each Reseller Customer obligating such customers to enter into written agreements with customers of the Reseller Customer which contain the same terms as required of SP in Section 7(a) above.

        (c) Any breach of the foregoing obligations may result in termination of the Internet Connection Service.

8. LICENSES

   In the event that SP purchases equipment from BBN Planet in conjunction with the Internet Connection Service, BBN Planet grants SP a limited license to use any software provided with such equipment (the "Software") subject to the following terms and conditions:

        (a) Software provided is copyrighted and licensed for use solely on the equipment with which it is provided for Customer's end use only.

        (b) Software provided hereunder is licensed by BBN Planet from third parties. Title to and copyright in Software remains with BBN Planet's licensor. BBN PLANET AND ITS LICENSOR DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE USE OF SUCH SOFTWARE, INCLUDING (WITHOUT LIMITATION) ANY WARRANTIES OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR

                 PURPOSE.

        (c) All limitation of liability and indemnification provisions in this Agreement apply to BBN Planet's licensor.

        (d) Customer is authorized to make one (1) copy of Software for backup purposes only and is prohibited from further copying and/or transfer of Software.

        (e) Customer agrees it shall not reverse assemble, reverse compile, or otherwise translate Software or any portion thereof.

9. DISCLAIMER OF WARRANTIES AND LIMITATION OF LIABILITY

        (a) BBN Planet provides services hereunder strictly on an "AS IS" and "AS AVAILABLE" basis without any express guarantee or assurance of quality, reliability or functionality. Except as expressly set forth herein, SP accepts all risk, including all risk with respect to suitability, use and performance of Internet Connection Service. BBN PLANET DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. In any instance involving performance or nonperformance by BBN Planet with respect to services provided hereunder. SP's sole remedy shall be refund of a pro rata portion of the price paid for Internet Connection Service which was not provided. Refunds will be provided only for periods of lost service greater than twenty-four (24) hours.

        (b) BBN Planet will not be liable for any damage that SP or an SP Customer may suffer arising out of use, or inability to use, the Internet Connection Service Except for intentional acts by BBN Planet personnel, BBN Planet will not be liable for unauthorized access to SP's transmission facilities or premise equipment or for unauthorized access to or alteration, theft or destruction of SP's or SP Customers' data files, programs, procedures or information through accident, fraudulent means or devices, or any other method, regardless of whether such damage occurs as a result of BBN Planet's negligence. BBN Planet shall not be liable for indirect, consequential, incidental, or special damages even if advised of the possibility in advance. BBN Planet shall not be liable for any lost property or data of SP or SP Customers. BBN Planet's liability for damages to SP for any cause whatsoever, regardless of form of action, shall be limited to the greater of $25,000 or the amounts paid by SP to BBN Planet hereunder during the twelve (12) month period preceding the incident giving rise to the claim for damages.

10. INDEMNIFICATION

        (a) Indemnification by BBN Planet. BBN Planet will defend, indemnify and hold SP harmless from and against any claim or demand asserted by any third party that any hardware or software provided to SP hereunder infringes any U.S. copyright, patent, trade secret or other intellectual property right.

        (b) Indemnification by SP. SP agrees to defend, indemnify and hold BBN Planet harmless from and against any claim or demand asserted by any third party due to or arising out of use by SP or an SP Customer of services provided hereunder.

        (c) Conditions. The indemnification obligations set forth above are contingent upon compliance with the following conditions by the party seeking indemnification:

                 (i)     Providing prompt written notice of a claim;

                 (ii) Providing all information and evidence within its control which is necessary for the indemnifying party to conduct a defense; and

                 (iii) Providing the indemnifying party with sole control of the defense and all related settlement obligations.

11. TERMINATION

        (a) Termination By Either Party. If any of the events below occur with respect to one party, then the other party may terminate this Agreement effective immediately upon the delivery of written notice:

                 (i) A party becomes insolvent; files a voluntary petition in bankruptcy; proposes any dissolution, liquidation, reorganization or recapitalization; has filed against it an involuntary petition in bankruptcy, or a receiver is appointed or takes possession of the party's property, and such petition is not dismissed or stayed within ninety (90) days of such filing, appointment or taking possession; makes an assignment for the benefit of creditors, or is adjudicated as bankrupt; or takes any similar action under the laws of any jurisdiction.

                 (ii) Material breach of this Agreement which is not remedied within thirty (30) days after written notice (describing the breach with particularity) has been given.

                 (iii) SP is merged into or acquired by another entity or there is a substantial change in SP's direct or indirect ownership or control of its voting securities or the sale of substantially all of its assets.

        (b)      Termination By SP. SP may terminate this Agreement upon thirty
                 (30) days written notice in the event that BBN Planet makes material changes to the Interact Connection Service which SP elects not to accept.

        (c) Effect of Termination. Upon termination SP agrees to cease all use of the Internet Connection Service and to return any BBN Planet-provided equipment and software.

12. EXPORT COMPLIANCE

        The transfer of technology across national boundaries, including electronic transmission thereof, is regulated by the U.S. Government. SP agrees not to export or re-export (including by way of electronic transmission) any technology transmitted through Internet Connection Service without first obtaining any required export license or governmental approval. SP agrees it will not directly or indirectly export or re-export such technology to Iran, Iraq, the Federal Republic of Yugoslavia (Serbia and Montenegro), the People's Republic of China, Sudan, Syria or any of those countries listed from time-to-time in supplements to Part 770 to Title 15 of the Code of Federal Regulations in Country Groups Q, S, W, Y or Z. The parties acknowledge that the foregoing lists are subject to regulatory change from time to time and agree to update the lists as appropriate.

13. GENERAL

        13.1 Governing Law; Amendments; Severability. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts excluding its conflicts of laws provisions. This Agreement may only be modified by a written amendment duly executed by SP and BBN Planet. If any provision of this Agreement shall be invalid or unenforceable, the remainder of this Agreement shall not be affected.

        13.2 Survival. Following termination or expiration of this Agreement, neither party shall have any further obligations or rights with respect to the other party under this Agreement except as set forth in Sections: 4, 5, 8, 9, 10, and 13.

        13.3 Force Majeure. If the performance of any obligation hereunder is interfered with by reason of any circumstances beyond the reasonable control of the party affected, then the party affected shall be excused from such performance to the extent necessary, provided that the party so affected shall use reasonable and diligent efforts to remove such causes of nonperformance.

        13.4 Assignment. SP may not assign this Agreement or any of its rights, duties or obligations hereunder without the prior written consent of BBN Planet. Any unauthorized attempt to assign this Agreement or any of SP's rights, duties, or obligations without such prior written consent shall be considered void. BBN Planet may terminate this Agreement and any licenses granted under this Agreement by notice to SP effective on the date such notice is given if SP assigns this Agreement or any of its rights, duties or obligations hereunder without the prior written consent of BBN Planet.

        13.5 Confidentiality. SP acknowledges that the terms of this Agreement are confidential and agrees it shall hold such information in confidence and not disclose such information to any third party.

        13.6 Nonwaiver. Failure of either part to assert any of its rights on any one occasion under this Agreement shall in no way be construed as a waiver of such rights on any other occasion, nor shall a waiver of any right of either party constitute or be deemed a waiver of any other right.

        13.7 Independent Third Party. This Agreement creates no relationship of joint venture, partnership or agency between the parties. SP acknowledges and agrees that it will not represent itself as a representative or agent of BBN Planet for any purpose.

        13.8 Notices. All notices under this Agreement shall be deemed given if delivered by hand or five days after posting when sent by registered or certified mail, postage prepaid, to persons authorized by the receiving party to receive such notices. These persons are as follows:


                  BBN Planet                       SP

                   BBN Planet Corporation          Mindspring Enterprises, Inc.
                   Attn: Contracts Department      1430 West Peachtree Street
                   150 CambridgePark Drive         Suite 400
                   Cambridge, MA 02140 U.S.A.      Atlanta, Georgia 30309 USA
                   (617) 873-2000                 404/815-0770

        13.9 Entire Agreement. This Agreement constitutes the entire understanding between the parties relating to the subject matter of this Agreement and supersedes all prior writings, negotiations, or understandings with respect thereto.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the date first set forth above.

SP:                                         BBN PLANET CORPORATION

By: /s/ JAMES T. MARKLE                     By:           [sig]
   -------------------------------------       ---------------------------------

Name:  James T. Markle                      Name:
     -----------------------------------         -------------------------------
            Print or Type                              Print or Type

Title: Vice President Network Operations    Title:
      ----------------------------------          ------------------------------

Date: August 6, 1996                        Date:
      ----------------------------------          ------------------------------


                                                          (domestic DSP 1/24/96)

Attachment 1
Service Provider Agreement
(January 1996)

                            A BBN PLANET CORPORATION
                           SERVICE PROVIDER AGREEMENT
                             ATTACHMENT COVER SHEET

                          INTERNET CONNECTION SERVICE

This Attachment to the BBN Planet Service Provider Agreement between Service Provider and BBN Planet Corporation (the "Agreement") covers Internet Connection Service - Bronze Service Level and is an integral part of the Agreement. This Attachment consists of the following parts:

A. Service Description - Internet Connection Service/Bronze Service Level

B. Service Period

C. Price and Billing

D. SP Obligations

By placing its signature below, SP acknowledges that it has read and understands each form of this Attachment and agrees to be bound.

SP:                                            BBN PLANET CORPORATION:

By:    /s/ JAMES T. MARKLE                     By:           [sig]
      ----------------------------------          ------------------------------

Name: James T. Markle                          Name:
      ----------------------------------             ---------------------------

Title: Vice President Network Operations       Title:
      ----------------------------------             ---------------------------

Date:  August 6, 1996                          Date:
      ----------------------------------             ---------------------------


                                                                       (1/24/96)

Attachment 1
Service Provider Agreement
(January 1996)

                             A. SERVICE DESCRIPTION

Internet Advantage(SM)

Bronze Connection Service

Version 2.3

OVERVIEW

BBN Planet provides an extensive range of managed Internet connectivity services to address customers' interorganizational communications needs. BBN Planet's Internet Advantage(SM) Bronze Connection Service allows customers to communicate with millions of Internet users and countless information resources around the world. The service is seamlessly integrated into the customer's LAN environment, and is delivered by the industry's most experienced and professional installation, network operations, field service, and technical support staff. Internet Advantage leverages BBN's long-standing Internet delivery and operational expertise to provide the highest quality service to our customers.

The Bronze Service level has been designed for customers who view the Internet as a strategic resource and require a high level of reliability, quality, and performance to use the Internet as a vehicle for collaboration and commerce, but who prefer to manage elements of the service in-house, and retain control of the Internet access premises equipment.

Bronze level customers own and assume operational management responsibility for their Internet access premises equipment. Bronze level customers may customize their service by selecting several advanced capabilities on an a la carte basis.

For management purposes, the service demarcation point for BBN Planet's Internet Advantage Bronze Connection Service is the communications circuit interface at the customer's facility (i.e., it does not include the Internet access premises equipment).

ACTIVATION SERVICE
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BBN Planet's Internet Advantage Bronze Connection Service customers receive tele-activation support (remotely via telephone) for the installation of their Internet connection. Activation support services associated with tele-activation are described below.

SITE PLANNING AND PREPARATION

Site planning information is provided to the customer's designated point of contact. This helps customers prepare for the installation of Internet Advantage Connection Service. Customers need to provide space and power for the Internet access premises equipment (typically a router and CSU/DSU), an attachment to the customer's internal local area network, and at least one computer with TCP/IP support.

BBN Planet will perform registration of IP network numbers, domain names (up to 10 domain names per customer are included; registration of additional domain names may be purchased in units of 10), and routing information as required for the customer's environment.

COMMUNICATIONS CIRCUIT ORDERING

Attachment 1
Service Provider Agreement
(January 1996)

Unless otherwise agreed, BBN Planet will order (on behalf of the customer) the communications circuit necessary for delivery of service from a qualified telecommunications vendor. BBN Planet arranges for the telecommunications vendor to install and terminate the circuit within close proximity of the planned location of the premises equipment. All one-time and recurring circuit charges, including any inside wiring charges associated with extending the circuit from the site's normal telco demarcation point to the premises equipment location, are passed on to the customer.

Customers who wish to order, provision, and/or directly pay for the communications circuit themselves are discouraged from doing so. All requests of this nature will require approval by the Internet Advantage Service Line Manager (SLM), and be considered on an individual case basis.

Likewise, because of variability in telecommunications carrier quality, customers who wish to influence the selection by BBN Planet of the telecommunications vendor chosen to provision the communications circuit will also require formal approval by the Internet Advantage SLM.

Because BBN Planet has established agreements with specific telecommunications vendors at particular Points of Presence (POPs), we cannot always accede to customer requests to connect their premises via a specific telecommunications provider. If approval is granted to permit a customer's connection into a BBN Planet POP via an unsupported telecommunications provider, all commitments regarding installation and/or repair times for these circuits are invalidated.

IP ADDRESS ASSIGNMENT

Current Internet Registry IP address allocation guidelines encourage all Internet Service Providers (ISPs) to loan IP network numbers from their assigned address space to customers for the duration of their Internet connectivity contract, and to require that customers return those numbers to the ISP upon termination of the connectivity contract. This policy ensures that ISPs retain contiguous blocks of IP network numbers, which helps permit fast and manageable message routing across the Internet. Consequently, customers moving from one ISP to another should renumber their internal network into the new ISP's address space.

Since IP addresses are in scarce supply, InterNIC also regulates the allocation of IP address blocks to ISPs and their customers. To ensure that BBN Planet continues to receive new IP address blocks as required, we only allocate IP network numbers to our customers according to InterNIC guidelines. BBN Planet works with Internet Advantage customers who don't currently possess legally assigned, valid IP network numbers to determine the number required to support their internetworking environment, and assigns a sufficiently-sized Class C IP address block to the customer based on the following criteria: at least 25% of the requested IP address space must be immediately assignable to the customer's current network population, with a total of 50% to be assigned and utilized within the forthcoming year. Based on these utilization criteria, customer requests for one or two Class C IP network numbers will be routinely granted with minimal justification. (Each Class C IP network number supports up to 254 unique IP addresses.) Written justification is required by BBN Planet for customer requests of up to sixteen Class C IP network numbers. BBN

Planet requires detailed justification (diagrams, rollout plans, subnetting plans, etc.) from all customers requesting more than sixteen and fewer than sixty-four Class C IP network numbers. By policy, BBN Planet does not delegate blocks of sixty-four or more Class C IP network numbers to customers. BBN Planet will assist customers in applying directly to InterNIC for very large address blocks.

Additional IP addresses may be assignable over time to the customer as their requirements grow.

Although assigned to the customer for the duration of their service contract with BBN Planet, all BBN Planet-assigned IP network numbers remain an integral part of BBN Planet's contiguous range of addresses and must be relinquished by the customer within ninety (90) days of the date on which service expires or is terminated. Customers who require or desire IP address portability should apply for IP network numbers directly to InterNIC.

Attachment 1
Service Provider Agreement
(January 1996)

For customers who have legally assigned IP network numbers that they wish BBN Planet to route as part of the Internet Advantage Bronze Connection Service, BBN Planet will accept routing of those IP network numbers on behalf of these customers, but will pass on any settlement and/or peering charges that may be incurred (none exist today, but may in the future) associated with the carriage of these extra routes.

For customers requesting that BBN Planet route IP network numbers belonging to another ISP's address space, BBN Planet requires written permission from that ISP to route those network numbers on the customer's behalf. For those Internet Advantage Bronze Connection Service customers who are designated as Downstream Service Providers (DSPs), whereby they resell Internet access services to customers of their own via their Internet Advantage connection, BBN Planet will only provide IP network numbers for the DSP's own internal networking purposes, not for those of the DSP's customers.

EQUIPMENT PROVISIONING AND STAGING

Bronze Service customers are responsible for providing, configuring, and installing their own Internet access premises equipment (CPE), and assume full management and operational control of that equipment. Furthermore, the CPE must comply with BBN Planet specifications. As a convenience, Bronze Service customers may acquire the premises equipment through BBN Planet. Bronze Service customers must maintain their premises equipment at appropriate hardware and software revision levels to ensure interoperability with the BBN Planet backbone network. Maintenance packages are available for all equipment purchased through BBN Planet.

The typical Internet access premises equipment package that Bronze level customers may purchase from BBN Planet consists of a TCP/IP router, CSU/DSU, RJ45 loopback connector, transceiver/adapter, and associated cables. Ethernet customers may choose between AUI or 10BASE-T and 10BASE-2 transceiver types. Token Ring customers may select either a 4 or 16 Mbps adapter. Where a different type of transceiver or adapter is required, the customer is responsible for providing it.

INITIAL INTEGRATION SERVICE

BBN Planet provides initial Internet integration support for Internet
Advantage Bronze Service customers. This includes basic consultation and assistance with the configuration of TCP/IP and SMTP software on the customer's Internet computing systems (hosts and/or servers), which the customer is responsible for providing, installing, and maintaining. BBN Planet does not undertake detailed design or configuration of the customer's LAN or hosts as part of Internet Advantage Bronze Service.

An implementation engineer (IE) and implementation coordinator (IC) are assigned by BBN Planet to work with each Bronze Service customer during the initial installation phase. The IC will call the customer's technical point of contact within five business days of receipt of the order for service by BBN Planer's Customer Provisioning organization. The IC will confirm the details of the order and schedule a time for the customer to review technical details pertaining to the Internet connection with the IE. The IE acts as a liaison with the customer until the installation is complete and acceptance is attained. The integration phase of activation is considered complete when the criteria defined in section 2.6 below are met.

ACCEPTANCE TESTING AND CRITERIA

Upon equipment installation, BBN Planet's Network Operations and Customer Provisioning organizations conduct tests to ensure that the on-site customer router can successfully communicate over the Internet Advantage Connection Service. The acceptance test verities the proper operation of the on-site equipment package, the local access facility, site routings, and the BBN Planet Internet Advantage backbone infrastructure. Connection activation for Bronze Service customers is considered complete and service billing is initiated when the following criteria have been met:

1. The internet Advantage router and associated premises equipment are installed at the customer site, and IP connectivity to the Internet (including routing outside BBN Planet networks) exists. BBN Planet verifies IP connectivity through a test that sends repeated pings through the Internet to the customer site and verifies that the pings were received. In cases where the premises equipment configuration supports it, BBN Planet verifies IP routing through a traceroute test.

2. The registration of customer domain names with InterNIC has been completed, and any BBN Planet-supplied primary or secondary DNS servers are operational for the registered domains. For those customers who do not possess previously-assigned domain names, BBN Planet will apply for and register up to ten domain names on the customer's behalf. Unless otherwise instructed by the customer, BBN Planet's Network Operations Center (NOC) will be registered as a guardian at InterNIC for all domain names registered by BBN Planet, which allows BBN Planet to make any customer-requested changes. In all cases, the customer will be listed as the primary technical and administrative contact for domains BBN Planet registers on their behalf.

3. The customer has at least one working client implementation that supports telnet, FTP, and WWW, or has acknowledged that they do not intend to have one at this time.

BBN Planet's goal is to have the customer's email system operational such that Internet SMTP mail can be sent and received from a single, specified host or mail translation gateway within the customer's network. However, meeting this goal is dependent upon the customer having their email system installed. BBN Planet works with the customer in the activation planning phase to set committed dates for various portions of the installation. During this period, the customer is asked to coordinate their email installation dates with BBN Planet. If the customer is unable to meet this committed schedule, installation acceptance and service billing initiation are not deferred.

If, upon successful installation and testing of the customer's communications circuit, the customer's Internet access premises equipment or internal LAN is not yet ready for interconnection to the Internet, BBN Planet will not delay billing for Internet Advantage Bronze Connection Service by more than two weeks.

Service installation acceptance and billing will not be delayed if the customer's NNTP news server is either not present or not functioning properly.

At acceptance, the customer's primary point of contact with BBN Planet for operational issues becomes the Customer Support Center (CSC).

NETWORK OPERATIONS AND SERVICE

BBN Planet's network operations and technical support staff is dedicated to providing high network availability and performance. Internet Advantage Connection Service is monitored and maintained 24 hours per day, 365 days a year by experienced operators, technicians, and analysts.

Internet Advantage Connection Service covers a wide geographic area with a variety of technologies and links to other networks. BBN Planet coordinates operations and maintenance with customer-assigned technical representatives, vendors of telecommunications services and hardware, and operators of other networks.

Under Internet Advantage Bronze Connection Service, BBN Planet's Network Operations Center (NOC) performs proactive operations support and troubleshooting of network and service infrastructure components, including all customer access circuits.

NETWORK MONITORING

BBN Planet uses SNMP-based software to monitor the network. This software is coupled with additional tools to monitor non-SNMP-capable equipment, as well as domain name servers, NNTP servers and news feeds, and other network services. The monitoring software reports network status to operator consoles and displays that are monitored throughout the day. Changes in the network status are logged to provide BBN Planet with the ability to evaluate staff responsiveness and network availability.

COMMUNICATION LINK MAINTENANCE

BBN Planet is responsible for maintaining any BBN Planet-provided communications links between the customer's site and BBN Planet's network. This includes problem diagnosis, and any necessary vendor interaction for dispatch and repair.

Attachment 1
Service Provider Agreement
(January 1996)

PREMISES EQUIPMENT MAINTENANCE

Customers of Bronze Connection Service may acquire their Internet access premises equipment through BBN Planet or from another source. When the Internet Advantage premises equipment is obtained from BBN Planet, BBN Planet makes several maintenance pricing options available to the customer.

The BBN Planet operations staff diagnoses failures with the assistance of the customer's technical liaison, and determines whether equipment replacement is required. The customer is responsible for the actual replacement. For failures of premises equipment obtained from BBN Planet and covered by BBN Planet maintenance, Internet Advantage Bronze Connection Service customers receive replacement equipment via next-business-day courier. Due to the fact that the equipment must be uniquely and appropriately configured for the customer's particular environment prior to shipment, if the determination to replace the premises equipment is made after 3:00 pm Eastern time, BBN Planet will not be able to ship the equipment until the following business day, in which case it would be received by the customer two business days following the diagnosed failure. Customers needing a more rapid response should consider purchasing a four-hour, on-site service response package or one of the optional redundancy configurations available from BBN Planet.

When the Internet Advantage premises equipment is acquired through another source, the customer is responsible for repairing or replacing any faulty components.

TECHNICAL SERVICES AND SUPPORT

Bronze Service is intended for customers with the internal expertise necessary to manage an Internet connection without advanced, end-to-end support from BBN Planet's staff of internetworking professionals. As a result, BBN Planet does not provide Bronze level customers with on-call services for problems related to customer premises equipment and applications. Customers requiring on-call, end-to-end support should consider upgrading to either Internet Advantage Gold or Silver Service levels.

SOFTWARE AND CONFIGURATION SUPPORT

BBN Planet's equipment maintenance charge covers software updates and configuration changes as required for the router and CSU/DSU when the Internet Advantage premises equipment is acquired through BBN Planet. At the time of customer provisioning, premises equipment obtained through BBN Planet is delivered with current versions of software installed. BBN Planet's software upgrade policy for customer premises equipment does not involve routinely upgrading CPE software as new releases become available from the manufacturer unless not doing so impacts our ability to deliver service and/or maintain compatibility between the CPE and the components in the BBN Planet backbone network. This determination is made by BBN Planet's Network Engineering staff. Similarly, customer-specific requests for CPE software upgrades to support customer-specific Internet-based applications will be evaluated for approval by BBN Planet's Network Engineering staff on an individual case basis.

Customers who acquire premises equipment from a source other than BBN Planet are required to maintain that equipment's compatibility with BBN Planet's network.

24-HOUR HOTLINE

All hotline calls are answered by a touch-tone menu system, which facilitates quick connection to the appropriate BBN Planet support staff. The hotline is staffed on a 24-hour basis.

TROUBLE TICKET SYSTEM

The BBN Planet Trouble Ticket System allows Bronze Service customer connectivity problems to be tracked from initial report through satisfactory resolution. As the BBN Planet staff works to resolve problems, the current status is updated in the Trouble Ticket System. The system's electronic mail and fax interfaces allow these entries to be provided automatically to interested customer technical contacts. Ticket status information is also available via finger-based interfaces.

FAULT ISOLATION AND PROBLEM RESOLUTION

Attachment 1
Service Provider Agreement
(January 1996)

Bronze Service includes access line monitoring, but not the Internet-wide, end-to-end problem diagnosis and resolution that is provided to Internet Advantage Gold and Silver Service customers. When a problem is encountered, the BBN Planet NOC will work toward isolating the cause to the customer's communications circuit, the network backbone, the customer's premises equipment, etc. If the problem is associated with the communications line or the backbone, BBN Planet takes responsibility for managing the resolution of the problem. In those instances where it is unclear whether an encountered problem is caused by the premises equipment or the access line, BBN Planet provides a loopback plug that can be inserted at the point of demarcation; this enables the NOC to isolate the problem to either the router, the CSU/DSU, or the communications circuit.

SECURITY EVENT INFORMATION

BBN Planet will endeavor to inform Internet Advantage customers about security events within BBN Planet's own network as well as within the Internet at large. Information and advisories regarding generic security problems issued by CERT (Computer Emergency Response Team) and/or other sources are regularly reviewed and may be distributed to customer sites by the BBN Planet operations staff. Several distribution methods are employed (e.g., telephone, email, fax, paging, etc.), based on the urgency and nature of the problem. Internet Advantage Bronze customers may designate a list of up to five security contacts who will be authorized to request site disconnection or reconnection as necessary. In addition, the customer may pre-authorize BBN Planet to disable their Internet connection during a security event that is deemed serious by BBN Planet without express customer authorization at the time of the event.

ADVANCED SERVICES

The following advanced services are provided at no additional charge as part of Internet Advantage(SM) Bronze Connection Service.

SECONDARY DOMAIN NAME SERVICE (DNS)

BBN Planet provides Bronze Service customers with secondary domain name service; up to 10 domains and 100 kilobytes of associated zone file data are included. This package is comprised of two components: domain name registration and secondary DNS administration. Included in the Bronze Service level is registration and secondary administration of up to 10 domain names. Bronze level customers may purchase additional secondary DNS service in units of 10 domains (10-packs).

Domain name registration includes the necessary registration of domain names with InterNIC. The customer is responsible for any initial registration and ongoing maintenance charges from InterNIC. These are billed directly to the customer by InterNIC.

Secondary DNS administration is maintained on multiple servers which are physically diverse and connected to the BBN Planet backbone at different points.

Customers may also contract with BBN Planet for primary domain name service for an additional charge (see section 6.1 below).

For those Internet Advantage Bronze Connection Service customers who are designated as Downstream Service Providers (DSPs), whereby they resell Internet access services to customers of their own via their Internet

Advantage connection, BBN Planet will only provide domain name registration and secondary DNS administration for the DSP's own domain names, not for those of the DSP's customers. BBN Planet will provide secondary DNS administration for domain names registered to customers of the DSP only in those cases where the primary DNS administration for those domain names is being provided directly by the DSP.

NETWORK NEWS FEED

Network News represents a forum of groups that conduct national and international dialogues on over 20,000 topics. Millions of people throughout the world participate in this electronic bulletin board. The forum allows people to post and read about new findings, products, services, etc., or provide and access commentaries within a special interest group or to a wide audience. BBN Planet offers both comprehensive and selective customer access to these news groups.

As a prerequisite to the Network News Feed Service, the customer must install a news server at their premises; news reading software should also be installed on the customer's desktop PCs and/or workstations as appropriate. Once the server is in place and the Internet Advantage service is established, BBN Planet feeds (downloads) customer-selected news information from BBN Planet's central news server to the customer's server via NNTP (Network News Transfer Protocol), where it is then available to be read by all authorized users on the customer's internal network. Note that network news articles are never directly accessed by clients' news reading software from BBN Planet's central news server, but rather all news must be read from the customer's news server.

BBN Planet works with the customer to determine whether the size of the Internet access line is sufficient to meet the customer's network news requirements. BBN Planet continues to track the customer's evolving use of news feeds and makes recommendations on upgrading access line bandwidth to keep pace with news feed requirements. As a point of reference, a full network news feed may consume an average sustained bandwidth of approximately 256 kbps; many Internet Advantage customers select partial news feeds both to conserve bandwidth as well as to limit their employees' access to non-critical subject materials.

Internet Advantage customers may dynamically, and on their own, make changes to the list of news groups fed from BBN Planet's server at any time using a BBN Planet-supplied news feed configuration tool called ICIS.

NETWORK USAGE REPORTING

Network Usage Reporting represents a traffic summary that allows customers to track their communications circuit's utilization and peak activity periods. With this information, customers can proactively plan access line bandwidth upgrades as overall utilization grows. The usage report is provided weekly and details access line utilization as a percentage of available bandwidth during the course of the week. As this information is collected from the CPE router using SNMP (Simple Network Management Protocol) tools, Bronze Service customers who wish to receive these reports must provide BBN Planet with SNMP read-only access to their router.

The standard reporting format for usage reports is a PostScript file sent to Internet Advantage customers via email. When downloaded to a PostScript-capable laser printer, this file is converted to a graph that displays average access line utilizations for every 15-minute period over the course of the previous week. The points on the graph represent the maximum of inbound and outbound utilizations during each 15-minute collection interval.

EMAIL BOUNCER

Email bouncer is a utility that permits customers to self-test the configuration of an SMTP mail host. It confirms the correct formatting of SMTP email for RFC 821 (envelope sender) and RFC 822 (reply-to) compliance to ensure that customer email can be reliably delivered and replied to from other Internet hosts. Upon completing configuration of an SMTP mail host, the customer sends a message to the email bouncer through the Internet. The email bouncer issues an automatic reply, thereby confirming that formatting in the configuration is correct.

SMTP MAIL RELAY

Some types of SMTP gateways require a smart host to deliver outgoing (from the customer's site) Internet email. These include the Microsoft Mail SMTP gateway and some of the cc:Mail gateways. BBN Planet provides an Internet mail relay host dedicated to routing outgoing email for customers with these SMTP gateways. If necessary, the mail relay host will temporarily store undeliverable email sent from a customer site to an unreachable Internet destination. The mail relay host will attempt to deliver this email until successful, or until the mail process times out.

Attachment 1
Service Provider Agreement
(January 1996)

BBN Planet does not support inbound mail relay, whereby undeliverable incoming Internet email destined for an Internet Advantage customer would be stored on a BBN Planet server until the customer's email server was available to accept mail.

NETWORK TIME PROTOCOL (NTP)

BBN Planet provides network time protocol (NTP) stratum-2 service.

OPTIONAL ADVANCED SERVICE

The following optional advanced service is available to Internet Advantage(SM) Bronze Connection Service customers at an additional charge.

PRIMARY DOMAIN NAME SERVICE (DNS)

Translation tables of domain names (e.g., xxx.com) to underlying numerical Internet addresses and vice versa are configured and maintained on primary domain name servers; secondary domain name servers maintain mirror-images of primary domain name servers, thereby providing both a backup and load sharing function. During normal Internet operations, both primary and secondary domain name servers perform the actual translations. Therefore, establishment of primary DNS administration is a prerequisite for each Internet presence.
Bronze level customers may administer their own primary DNS, or purchase this service from BBN Planet. BBN Planet engineers work with Bronze level customers who purchase primary domain name service to develop and implement a primary DNS strategy. Once in place, changes to the primary DNS database are performed by BBN Planet during normal business hours and limited to an average of one request per week. The primary DNS package is a superset of the secondary DNS support included for all Bronze level customers (see section 5.1 above). The primary DNS package includes all of the functionality of the secondary DNS package, with the addition of primary DNS administration. Bronze Service customers may purchase additional primary DNS in units of 10 domains (10-packs).

For those Internet Advantage Bronze Connection Service customers who are designated as Downstream Service Providers (DSPs), whereby they resell Internet access services to customers of their own via their Internet Advantage connection, BBN Planet will only provide primary DNS administration for the DSP's own domain names, not for those of the DSP's customers.

FLEXIBLE PRICING

Customers whose access speed is 56 kbps pay a fixed monthly operations service fee independent of their utilization characteristics.

BBN Planet offers flexible T1 (1.544 Mbps), 10 Mbps, and T3 (45 Mbps) pricing. Under flexible pricing, ongoing operations service fees vary by month, depending upon the actual inbound and outbound traffic levels of the customer.

The calculation of flexible charges is based on a peak burst algorithm. Total inbound and outbound traffic is measured every 15 minutes throughout the one-month billing period. The value of each 15-minute sample is then assigned based on the maximum of the inbound and outbound data rates for that 15-minute interval. The highest 5% of these samples are disregarded, leaving a 95th percentile peak burst, which is then used to establish the utilization level for billing purposes. For example, in a 30-day month there are 2,880 15-minute samples. Applying the 95th percentile rule, the 144 highest samples (representing 36 hours of peak customer usage over the course of the month) are disregarded, leaving 2,736 samples. For billing purposes, the peak rate is set at the level of the 2,736th sample for that one-month period.

Note that all traffic in a 15-minute interval is averaged out across that period. In most cases, there will be high bursts interspersed with periods of lower activity within that 15-minute period. As a result, the peak measurement for that period will generally be lower than transient peaks actually attained during that 15-minute period. In other words, traffic would need to be sustained at 1.5 Mbps for the full fifteen minutes in order to be measured at the 1.5 Mbps rate.

Attachment 1
Service Provider Agreement
(January 1996)

Under this flexible pricing algorithm, BBN Planet has observed that many customers with T1 Internet access circuits exhibit 95th percentile peaks for billing purposes within the 128 kbps and 256 kbps usage bands.

Some customers using T1 or T3 access may choose to cap the maximum level at which they peak as a means of controlling monthly charges. The cap is affected by setting the CSU/DSU clock speed of T1 lines to 64, 128, 256, 384, or 768 kbps; T3 circuits may be capped at multiples of 3 Mbps (up to 30 Mbps). Customers with utilization falling into flexible pricing bands below the capped speed are billed at the lower applicable price.

                               B. SERVICE PERIOD

1. Selected Service Period. The Service Period shall be one (1) year unless a longer Service Period is selected below.

        _____ Two Years

        _____ Three Years

2. The Service Period shall commence on activation of Internet Connection Service and extend for the Service Period selected above.

3. SP's selecting a two or three year Service Period may terminate Internet Connection Service prior to the expiration of the Service Period effective as of the last day of the then-current annual period by providing sixty (60) days prior notice. In the event of such early termination, SP shall refund all multi-year discounts received; pay an additional penalty of 5% of the estimated price of the canceled portion of the Service Period and reimburse BBN Planet for any telephone line cancellation charges incurred by BBN Planet as a result of such early termination.

4. Upon expiration of the Service Period, this Attachment shall automatically extend on a month-to-month basis at then-current list prices unless either party provides written notice of termination at least thirty (30) days prior to the expiration of the Service Period. The month-to-month period may be terminated (a) by either party providing the other at least thirty (30) days prior written notice, or
        (b) upon the commencement of any new Service Period as may be agreed upon by the parties.

Attachment 1
Service Provider Agreement
(January 1996)

                              C. PRICE AND BILLING

1. Pricing

        a. Annual Recurring Fees.

                 -       BBN Planet Operations Service Fees
                         (For 2 T-3 circuits; 1 to GIT, 1 to AST)

45MB/s FLEX PRICING                                      LIST PRICE                   DISCOUNTED PRICE
BANDWIDTH:                                               (FOR 2 CIRCUITS)             (2 CIRCUITS CAPPED
(95TH %TILE USAGE)                                                                    (@ 45Mb/s TOTAL)
- --------------------------------------------------------------------------------------------------------
              UP TO 3 MB/S                               $16,000                      $8,000
              UP TO 6 MB/S                               20,000                       10,000
              UP TO 9 MB/S                               24,000                       12,000
              UP TO 12 MB/S                              30,000                       15,000
              UP TO 15 MB/S                              42,000                       21,000
              UP TO 18 MB/S                              54,000                       27,000
              UP TO 21 MB/S                              66,000                       33,000
              UP TO 24 MB/S                              78,000                       39,000
              UP TO 27 MB/S                              88,000                       44,000
              UP TO 30 MB/S                              92,000                       46,000
              30 TO 45 MB/S                              94,000                       47,000

                 - T3 Circuit Port Charge (@ AST)        N/A                          3,500/MO.

                 - LEC Leased Line from MCI/MediaOne
                   Transport Charges (to AST)            4,635/mo.                    1,000/MO.

                 - LEC Leased Line from MFS
                   Transport Charges (to GIT)            1,500/mo.                    1,500/MO.

              b. One Time Fees

                 - Activation Fee                        $2,000                       $2,000

                 - LEC Leased Line Installation          $1,000                       $1,000

                 - Hardware
                 HSSI Card for Cisco 7000 Router         10,000                       $6,500

                                                                                      -----------

                                                         Total One Time Fees:         $ 9,500.00

* Costs for all LEC leased line fees are based on tariff rates in effect as of the date of quotation. BBN Planet will charge actual costs of such service.

c. Notes:

Attachment 1
Service Provider Agreement
(January 1996)

2. Operations Service/Line Speed Cap

        - Operations Service/Line Speed under this Agreement is not capped at fractional T-3 level unless selected below.

        - If an Operations Service/Line Speed Cap is selected, indicate the cap below:

                        22.5 Mbps        X   (on each circuit)
                                      -------
                        30 Mbps
                                      -------

    3. Billing

        a. BBN Planet's pricing is structured such that SP is charged based on actual bandwidth used. On activation of the Internet Connection Service, BBN Planet will issue an invoice to SP for the Service Activation Fee, other applicable one time fees and the Operation Service Fee for the first month of the Service Period. On a monthly basis, BBN Planet will determine SP's actual bandwidth usage and invoice customer at the rate in Part C.1.a above.

        b. BBN Planet will invoice SP on a monthly basis for LEC charges in addition to Operation Service Fees. In addition, Internet registration fees are the responsibility of SP and will be billed directly to SP by the Internic.

4. Price Protection.

        BBN Planet will not increase prices charged to SP during the Service Period. In the event BBN Planet decreases its prices during the Service Period, BBN Planet shall reduce the prices set forth in this Attachment effective on commencement of the next annual period.

Attachment 1
Service Provider Agreement
(January 1996)


                             D. SP RESPONSIBILITIES

SP shall be responsible for the following with respect to the Internet Connection Service.

1. maintaining an organization which is trained and qualified to configure, install and support IP connection service for SP Customers;

2. handling all communications to and business relations with SP Customers related to the Internet Connection Service including, but not limited to, providing technicalsupport to and handling inquiries and questions from SP Customers about IP connection services. BBN Planet shall have no obligation or responsibility to respond to any questions or requests, or to address any problems brought to its attention by SP Customer.

3. entering into written agreements with SP Customers which are valid and binding in accordance with local law which agreements contain, at a minimum, the terms set forth in Schedule A, Flowdown Provisions. In the case of SP Reseller Customer, SP shall obligate such SP Reseller Customer to enter into written agreements with its customers which contain, at a minimum, the terms set forth in Schedule A., Flowdown Provisions;

4. providing primary Domain Name Service ("DNS") for SP Customers (at its option, SP can purchase primary DNS service from BBN Planet at then-current prices);

5. using the BGP4 Routing Protocol to route traffic through the Internet Connection Service and to implement a routing and addressing plan which makes efficient use of Internet address space and appropriate use of international telephone circuits;

6. obtaining its own membership in associations and/or organizations which may be required for complete Internet connectivity (e.g., the Commercial Internet Exchange Association.



Attachment 1
Service Provider Agreement
(January 1996)

                                   SCHEDULE A

                              FLOWDOWN PROVISIONS
                                 (January 1996)

This Schedule A provides the minimum essential terms to be incorporated into any agreement entered into by Service Provider with customers for the use of Internet Connection Service. The term "Company" in this Schedule A means BBN Planet Corporation and SP. The term "User" shall mean any third party authorized by SP or an SP Customer to use the Internet Connection Service. Service Provider may modify the wording of the essential terms set forth below, provided that the terms as modified are not materially different in substance, enforceability, and effect from those terms set forth below.

1. Content Responsibility.

User shall be solely responsible for the content of any transmissions over the Internet by user and any third party utilizing user's facilities. User agrees that it and any third party utilizing SP Customer's facilities will not use the Internet Connection Service for illegal purposes, or to interfere with or disrupt other network users, network services or network equipment.
Disruptions include, but are not limited to, distribution of unsolicited advertising or chain letters, propagation of computer worms and viruses, and using the network to make unauthorized entry to any other machine accessible via the network.

2. Disclaimer of Warranties and Limitation of Liability.

COMPANY DISCLAIMS ALL EXPRESS AND IMPLIED WARRANTIES, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. Company shall not be liable for any damage that user may suffer arising out of use, or inability to use, the Internet Connection Service or products provided hereunder. Company shall not be liable for unauthorized access by third parties to SP Customer's transmission facilities or premise equipment or for unauthorized access to or alteration, theft, loss or destruction of SP Customer's data files, programs, procedures or information through accident, fraudulent means or devices, or any other method.

3. Disclaimer of Consequential Damages.

IN NO EVENT WILL COMPANY, ITS AGENTS, OR AFFILIATES BE LIABLE FOR ANY OTHER DAMAGES, INCLUDING LOST PROFITS, LOSS OF DATA, OR OTHER SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE PURCHASE, USE OR PERFORMANCE OF THE INTERNET CONNECTION SERVICE.

                                                                  August 6, 1996

                             MINDSPRING ADDENDUM 1

MindSpring and BBN Planet understand that the Internet connections which are to be provided by BBN Planet require a DS3 CSU. MindSpring is willing to purchase an additional CSU for the second DS3 similar to the unit (Kentrox) which is installed on the existing circuit today. This unit does not provide an option to change the DTE data rates. Should BBN Planet require a CSU which will allow for DTE rates to be optioned, BBN Planet will provide this equipment for both MindSpring circuits at no additional charge throughout the life of the contract. MindSpring will return both units to BBN Planet on the termination date of the contract.

MindSpring Enterprises, Inc:              BBN Planet Corporation:

By: /s/ JAMES T. MARKLE                   By:
   ---------------------------------         -----------------------------------

Name: James T. Markle                     Name:
    --------------------------------            --------------------------------

Title: Vice President Network Operations  Title:
      ------------------------------            --------------------------------

Date:  August 6, 1996                     Date:
     -------------------------------           ---------------------------------